JOHN A. BRADEN & COMPANY, P.C.

Members of the Texas Society of Certified Public Accountants

Certified Public Accountants
Members of PCPS & Center for Audit Quality

Members of the American Institute of Certified Public Accountants

August 3, 2010

Office of the Chief Accountant
Securities and Exchange Commission
Washington, DC 20549

Dear Sir or Madam:

We have read Item 4.01 included in the Form 8-K dated August 3, 2010 of USA Video Interactive Corp. and Subsidiaries to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

John A. Braden, CPA
John A. Braden & Company, PC

JAB/njr

Tel. 281 • 873 • 5005 • Fax 281 • 873 • 5383 • 12941 Interstate 45 North • Suite 422 • Houston, Texas 77060